 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 1, 2013

HANGOVER JOE’S HOLDING CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commission File Number	IRS Employer Identification No.

9457 S. University Blvd, #349
Highlands Ranch, CO 80126
 (Address of principal executive offices)

303 -872-5939
Telephone number, including
Area code

_______________________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective March 1, 2013 Eric Skae, age 49,  was appointed interim Chief Operating Officer of Hangover Joe’s Holding Corporation (the “Company”).

Eric Skae joins the Company from consumer package goods consulting firm, The Bricktown Group (“Bricktown”), where he is the Managing Partner. Prior to Bricktown, he served as Chairman and Chief Executive Officer of publicly traded beverage company New Leaf Brands Inc. (Ticker: NLEF), from September 28, 2008 to February 14, 2012. While there, he recapitalized and led the Company’s transition from a highly leveraged nutritional supplement business to a pure play non-alcoholic beverage Company. Prior to that, Mr. Skae founded Skae Beverage International, LLC, in October 2002, the U.S. Distributor for Iceland Spring Water and the creator of New Leaf Teas. In September 2008, he engineered the sale of the Company to Baywood International (the precedent public company to New Leaf Brands, Inc.). Prior to Skae Beverage International, Mr. Skae worked in the beverage industry in senior-level sales, marketing and distribution roles including President and General Manager, Fresh Solutions, Inc. (a Division of Saratoga Beverage Group), Director of Sales at Fresh Samantha Inc. (now a subsidiary of Coca Cola, Ticker: KO), Vice-President of National Accounts at Hansen Beverage Company (Ticker: MNST) and Regional Manager at Arizona Beverages. Mr. Skae graduated from Northwood University with a Bachelor Degree in Business Administration.

Mr. Skae is a principal of Bricktown, an entity that provides consulting services to the Company pursuant to an agreement signed in December 2012.  Other than this Agreement with Bricktown, Mr. Skae has no related party transactions or other relationships with the Company.

Mr. Skae will be paid an annual salary of $100,000 on the same terms and conditions as all other officers of the Company.  The Company did not enter into an employment agreement with Mr. Skae.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 6th day of March 2013.

Hangover Joe’s Holding Corporation

By:	/s/ Michael Jaynes
Michael Jaynes, President and CEO